EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-219583) and Form S-8 (Nos. 333-81825, 333-149634) of Vodafone Group Plc of our report dated 7 June 2019 relating to the consolidated financial statements, which appears in the 2019 Annual Report to Shareholders, which is incorporated by reference in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

2 July 2020

PricewaterhouseCoopers LLP, 1 Embankment Place, London, WC2N 6RH

T: +44 (0) 2075 835 000, F: +44 (0) 2072 124 652, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.